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                                                                   EXHIBIT 10.28

February 4, 2003

Elwood Spedden
17 Great Oaks Blvd.
San Jose, CA 95119

Dear Woody:

Photon Dynamics, Inc. (the "Company") is pleased to continue your employment in the position of President and Chief Executive Officer ("CEO") of the Company on the following terms:

         1. POSITION, DUTIES AND RESPONSIBILITIES. You began employment with the Company on January 13, 2003 (the "Employment Date"). You will continue to serve in a full-time capacity as President and CEO of the Company, reporting to the Company's Board of Directors (the "Board"). As President and CEO, you have overall responsibility for management of the Company, and shall continue to perform duties customarily associated with this position and such other duties as are assigned from time to time by the Board, consistent with the Bylaws of the Company. In your capacity as President and CEO, you shall continue to serve as a member of the Board, subject to shareholder approval. You shall devote your full time and attention during normal business hours to the business affairs of the Company, except for reasonable vacations and periods of illness or incapacity. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

         2. COMPENSATION AND EMPLOYEE BENEFITS.

                  2.1 BASE SALARY. Your base salary is $25,000 per month ($300,000 annually), less payroll deductions and required withholdings, paid according to the Company's regular payroll schedule and procedures. Your salary will be subject to adjustment as determined by the Board.

                  2.2 INCENTIVE BONUS. You will be eligible to receive an annual incentive bonus of up to $250,000 for each Company fiscal year during which you are employed (the "Bonus Year"), based on the achievement of performance goals and financial targets. You and the Board will establish such goals and targets by mutual agreement, within 60 days after the Employment Date and the end of each Bonus Year. For the first Bonus Year, which will end on September 30, 2003, you will be eligible to receive a pro rata share of the annual bonus amount, up to a total of $178,767, provided that you are employed at the end of the first Bonus Year. Any bonus payment shall be subject to payroll deductions and required withholdings.

                  2.3 STOCK OPTION GRANTS. Subject to approval of the Board, the Company shall grant you options to purchase an aggregate of 200,000 shares of the Company's common

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Elwood Spedden
February 4, 2003
Page 2

stock (the "Common Stock") pursuant to the Company's stock option plans (the "Stock Options"), consisting of an option to purchase 158,000 shares of Common Stock under the Company's Amended and Restated 1995 Stock Option Plan and an option to purchase 42,000 shares of Common Stock under the Company's Amended and Restated 2001 Equity Incentive Plan. The exercise price of the Stock Options shall be equal to the fair market value of the stock as of the date of grant as determined by the Board. Each of the Stock Options will be subject to the following vesting schedule during your employment: three percent (3%) of the total number of shares underlying the Stock Options will vest (and become exercisable) at the end of each full month during the first year of your employment, and four percent (4%) of the total number of shares underlying the Stock Options will vest (and become exercisable) at the end of each full month during your second year of employment and the first four (4) months of your third year of employment, so that the Stock Options will be fully vested and exercisable after you complete two (2) years and four (4) months of employment with the Company. The Stock Options will otherwise be governed by the terms and conditions of the applicable stock option plans, stock option agreements and grant notices.

                  2.4 EMPLOYEE BENEFITS. You are entitled to receive all benefits, including accrual of Paid Time Off, and health and disability benefits, for which you are eligible under the terms and conditions of the standard Company benefit plans, which may be in effect from time to time and provided by the Company to its senior executive level employees generally. After termination of your employment with the Company, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company's then-current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense.

                  2.5 RELOCATION. The Company will reimburse you for actual expenses reasonably incurred in connection with your relocation to California, subject to the Company's general policies and procedures governing such reimbursements (the "Relocation Reimbursement"). If any portion of the Relocation Reimbursement paid to you by the Company is taxable, you shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount that shall fund the payment by you of any income and employment taxes imposed on the Relocation Reimbursement as well as all income and employment taxes imposed on the Gross-Up Payment.

         3. OTHER ACTIVITIES DURING EMPLOYMENT. During your employment with the Company, you will not engage in any other gainful employment business or activity without the prior written consent of the Board. While you are employed by the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in soliciting or hiring any employees of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria, serving on boards of charitable organizations or owning no more than one percent (1%) of the voting stock of a corporation.

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Elwood Spedden
February 4, 2003
Page 3

         4. COMPANY POLICIES; PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As a Company employee, you are expected to abide by Company policies and procedures, and acknowledge in writing that you have read the Company's Employee Handbook. You must also sign and comply with the enclosed Proprietary Information and Inventions Agreement as a condition of your continuing employment.

         5. AT-WILL EMPLOYMENT. Your employment with the Company is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause and with or without advance notice, provided that you may be removed from any position that you hold as a member of the Board only in the manner provided by the Bylaws of the Company and applicable law.

         6. CHANGE IN CONTROL.

                  6.1 DEFINITION. For purposes of this Agreement, "Change in Control" means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

                           (a)      any person (within the meaning of Section
13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

                           (b)      there is consummated a merger, consolidation
or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

                           (c)      there is consummated a sale, lease, license
or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition.

                  6.2 TERMINATION AFTER A CHANGE IN CONTROL. In the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below) (a Change in Control

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Elwood Spedden
February 4, 2003
Page 4

Termination), all stock options held by you shall have their vesting accelerated such that all options are fully vested and exercisable as of the date of the Change in Control Termination (the "Acceleration"). As a precondition of receiving the Acceleration, you must first sign and allow to become effective a general release of claims in favor of the Company in a form acceptable to the Company.

                  6.3 DEFINITION OF "CAUSE." For purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following:
(a) your indictment or conviction of any felony or crime involving moral turpitude or dishonesty; (b) your participation in any fraud against the Company or its successor; (c) breach of your duties to the Company or its successor, including, without limitation, persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company or its successor;
(e) willful conduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; (f) breach of any agreement with the Company or its successor, including your Proprietary Information and Inventions Agreement; or (g) conduct by you that in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve. Physical or mental disability or death shall not constitute Cause hereunder.

                  6.4 DEFINITION OF "GOOD REASON." For purposes of this Agreement, your voluntary termination of employment with the Company will be considered a termination for "Good Reason" if you resign your employment because one of the following events occurs without your consent: (a) a reduction of your then-existing annual base salary by more than ten percent (10%), unless the then-existing base salaries of other executive officers of the Company are accordingly reduced; (b) a material reduction in the package of benefits and incentives, taken as a whole, provided to you (not including raising of employee contributions to the extent of any cost increases imposed by third parties), except to the extent that such benefits and incentives of other executive officers of the Company are similarly reduced; (c) assignment to you of any duties or any limitation of your responsibilities substantially inconsistent with your position, duties, responsibilities and status with the Company immediately prior to the date of the Change in Control; or (d) relocation of the principal place of your employment to a location that is more than fifty (50) miles from your principal place of employment immediately prior to the date of the Change in Control.

                  6.5 LIMITATION ON PAYMENTS. If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of
Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment

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Elwood Spedden
February 4, 2003
Page 5

notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Board approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of Acceleration; reduction of employee benefits. In the event that Acceleration is to be reduced, it shall be cancelled in the reverse order of the date of grant of your Options (i.e., earliest granted Option cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

         7. GENERAL PROVISIONS.

                  7.1 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

                  7.2 ENTIRE AGREEMENT. This Agreement, together with the Proprietary Information and Inventions Agreement, constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended

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Elwood Spedden
February 4, 2003
Page 6

except in a writing signed by you and a duly authorized officer of the Company.

                  7.3 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

                  7.4 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

To indicate your acceptance of the Company's offer of continued employment, please sign and date this Agreement and the enclosed Proprietary Information and Inventions Agreement and return the signed documents to me.

Sincerely,

PHOTON DYNAMICS, INC.

BY:   /s/ E. Floyd Kvamme
    --------------------------
       E. Floyd Kvamme
       Chairman of the Board

ACCEPTED AND AGREED:

  /s/ Elwood Spedden                02-05-03
---------------------------       DATE
ELWOOD SPEDDEN

Enclosure - Proprietary Information and Inventions Agreement